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                                  EXHIBIT 23.2

                        Report of Independent Accountants

Our report on the consolidated financial statements of Russ Berrie and Company, Inc. and subsidiaries is included on Page 18 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule as and for the years ended December 31, 1996, and 1995 listed in the index on page 37 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                                     COOPERS & LYBRAND L.L.P.


Parsippany, New Jersey
January 31, 1997


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